EXHIBIT 4. 1

THIS NOTE AND THE COMMON STOCK AS INTEREST HEREIN HAVE NOT BEEN
REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") NOR UNDER ANY STATE SECURITIES LAW AND MAY NOT BE PLEDGED, SOLD, ASSIGNED,
HYPOTHECATED OR OTHERWISE TRANSFERRED UNTIL (1) A REGISTRATION STATEMENT
WITH RESPECT THERETO IS EFFECTIVE UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAW OR (2) THE COMPANY RECEIVES AN OPINION OF COUNSEL TO THE COMPANY OR OTHER COUNSEL TO THE HOLDER OF SUCH NOTE WHICH OTHER COUNSEL
IS REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH NOTE AND/OR COMMON
STOCK MAY BE PLEDGED, SOLD, ASSIGNED, HYPOTHECATED OR TRANSFERRED
WITHOUT AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR APPLICABLE
STATE SECURITIES LAWS.

                    AMERICAN BUSINESS COMPUTERS CORPORATION
                          10% Senior Subordinated Note
                              Due January 1, 1998

                    ORIGINAL ISSUE DISCOUNT INFORMATION

                    Original Issue
                    Discount Amount: $_________________________
                    Issue Date:
                    Yield to Maturity:_________________________
                    Short Accrual Period Yield
                     Calculation Method:_______________________
                    Original Issue Discount
                     Allocable to Short
                     Accrual Period:___________________________

$ _____________                                                   No.N-_______
June___, 1995

        American Business Computers Corporation, a Florida corporation (the "Company") for value received, hereby promises to pay to________________________________, with an address located at _______________________________, or his registered assigns
(the "Payee" or "Holder"), the principal amount of _________________
($ _________) and accrued interest thereon in accordance with the terms and provisions hereof.

        This Note was issued by the Company in a private placement as described in a Confidential Private Placement Term Sheet dated June 13, 1995. The series of Notes issued in connection with said private placement are referred to hereafter as the "Notes".

    1. PAYMENT OF PRINCIPAL AND INTEREST: METHOD OF PAYMENT

        1.1 Method of Payment. Payment of the principal of and accrued interest on this Note shall be made in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Company will pay or cause to be paid all sums becoming due hereon for principal and interest by check (or stock certificate as provided in Section

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1.3 below) sent to the Holder's above address or to such other address as
Holder may designate for such purpose from time to time by written notice to the Company, without any requirement for the presentation of this Note or making any notation thereon except that the Holder hereof agrees that payment of the final amount due shall be made only upon surrender of this Note to the Company for cancellation. Prior to any sale or other disposition of this instrument, the Holder hereof agrees to endorse hereon the amount of principal paid hereon and the last date to which interest has been paid hereon and to notify the Company of the name and address of the transferee.

        1.2 Payment of Principal. The entire outstanding principal balance of this Note shall be paid on June 1, 1998 (the "Maturity Date").

        1.3. Payment of Interest. Interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid portion of the principal amount from time to time outstanding hereunder shall be paid by the Company to the Payee at the "Stated Interest Rate" set forth below. Said interest to be paid semi-annually each June 1 and December 1 (commencing December 1, 1995) and on the Maturity Date. For purposes of this Note, the Stated Interest Rate shall be 10% per annum; provided, however, that if the holder hereof elects (by completing and delivering the attached form of payment in kind election to the Company) on or prior to the tenth day before the subject interest payment date, the holder shall receive his interest payment to be made on such interest payment date in shares of Common Stock of the Company at an effective rate of interest of 12% per annum based on the then current market price of the Common Stock. For purposes of this Section 1 the "current market price" shall mean the average of the daily closing prices for 20 consecutive business days prior to such interest payment date. The closing price for each day shall be the last sale price regular way, or, in case no such report of sale takes place on such day, the average of the last reported bid and asked prices regular way in either case on a principal national securities exchange on which the Common Stock is admitted to trading or listed, or if not listed or admitted to listing on such exchange, the average of the highest reported bid and lowest reported ask price as reported by NASDAQ, or similar organization if NASDAQ is no longer reporting such information, or if not so available, the fair market price as determined by the Board of Directors.

   2. SUBORDINATION PROVISIONS.

        2.1 Principal and Interest. The Company, for itself, and its successors and assigns, covenants and agrees, and the Payee and each successive Holder by acceptance of this Note, likewise covenants and agrees that the payment of the principal of and interest on this Note is subordinated in right of payment to the payment of all existing and future "Senior Debt" (as hereinafter defined) of the Company. The terms "Senior Debt" shall mean the principal of, premium, if any, and interest on all indebtedness of the Company to any bank or other financial institution which indebtedness constitutes the primary working capital credit facility for the Company whether such indebtedness is heretofore or hereafter created, incurred or entered into and any deferrals, renewals, modifications or extensions of any such indebtedness. "Indebtedness" for all purposes herein means and includes without duplication, as of any date as of which the amount thereof is to be determined (whether or not secured by lien, pledge or deposit), (i) all direct obligations to repay money borrowed (including without limitation, all notes payable and drafts accepted representing extensions of credit, and all obligations upon which interest charges are customarily paid); and (ii) all guarantees of indebtedness of any other person.

        2.2 Default. No payment or repayment, directly or indirectly, on account of the principal of or interest on the Notes shall be made (in cash or property or securities, or by set-off or otherwise), and no holder of the Notes shall be entitled to demand or receive any such payment or prepayment if, at the time of such payment or prepayment or immediately after giving effect thereto, there

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shall have occurred any event of default under such Senior Debt or under any agreement pursuant to which any such Senior Debt has been or will be issued which default has not been waived or cured as of the date on which such payment or prepayment is due.

        2.3 Liquidation. Dissolution, etc. In the event of any insolvency or bankruptcy proceeding, and any receivership, total liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, or to its property, or in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company, whether or not involving insolvency or bankruptcy, then the holders of Senior Debt shall be entitled to receive payment in full of all principal (and premium, if any) and interest on all such Senior Debt before the holders of the Notes shall be entitled to receive any payment on account of principal or interest of the Notes, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provisions reflecting the rights conferred by these provisions upon such Senior Debt and the holders thereof with respect to the Notes and the holders thereof by a lawful plan or reorganization under applicable bankruptcy law) the holders of Senior Debt (until payment in full of all principal, premium (if any) and interest on all such Senior Debt, including interest thereon accruing before or in respect of periods subsequent to the commencement of any such proceedings) shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, or by set-off or otherwise, which may be payable or deliverable in any such proceedings in respect of the Notes (including any such payment or distribution which may be payable or deliverable by reason of the provisions of any indebtedness of the Company which is subordinate and junior in right to the Notes), except securities issued in such proceedings which are subordinated and junior in right of payment to the payment of Senior Debt.

        2.4 Subrogation. Subject to the payment in full of Senior Debt, holders of the Notes shall be subrogated to the rights of the holders of such Senior Debt to receive payment or distributions of assets of the Company applicable to such Senior Debt until the Notes shall be paid in full, and no payment or distributions to the holders of such Senior Debt by or on behalf of the Company from the proceeds that would otherwise be payable to the holders of the Notes by or on behalf of the holders of the Notes shall, as between the Company and the holders of the Notes, be deemed to be a payment by the Company to or on account of the Notes.

        2.5 Amendment. These provisions with respect to subordination cannot be amended, modified or waived without the prior written consent of the holder or holders of all Senior Debt at the time outstanding; and the subordination effected hereby shall not be affected by any amendment or modification of, or addition or supplement to, any such Senior Debt or any instrument or agreement relating thereto, without the prior written consent of the holder or holders of all such Senior Debt at the time outstanding. No present or future holder of Senior Debt shall be prejudiced in his right to enforce subordination of the Notes by any act or failure to act on the part of the Company.

        2.6 Benefit of Senior Debt. The foregoing subordination provisions shall be for the benefit of the holders of the Senior Debt and may be enforced directly by such holders against the holders of the Notes. Upon any payment or distribution of assets of the Company referred to above, the holders of the Notes shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to the holders of the Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, and the amount or amounts paid or distributed thereon and all other facts pertaining thereto or hereto.

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        2.7  Obligation to Pay Principal and Interest Absolute.  The foregoing provisions as to subordination are solely for the purpose of defining the relative rights of the holders of such Senior Debt, on the one hand, and the holders of the Notes on the other hand. Nothing contained herein is intended to or shall impair as between the Company, its creditors, other than the holders of Senior Debt, and the holders of the Notes, the obligation of the Company, which shall be absolute and unconditional, to pay the holders of the Notes the principal and interest on the Notes as and when the same shall become due and payable in accordance with the terms hereof or affect the relative rights of the holders of Notes and the creditors of the Company other than holders of Senior Debt, nor shall anything herein prevent the Holder hereof from exercising all remedies otherwise permitted by applicable law upon default hereunder subject to the rights of holders of Senior Debt, if any, in respect of cash, properties or securities of the Company received upon the exercise of any such remedy. The Holder of this Note by acceptance hereof acknowledges and agrees that the subordination provisions of this Section 2 are, and/or are intended to be, an inducement and a consideration to each holder of any Senior Debt, whether such Senior Debt was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Debt and each holder of Senior Debt shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Debt. Nothing contained herein or elsewhere in this Note shall prevent the Company from making payment of the principal of or interest on the Notes at any time except under the conditions described above or during the pendency of any dissolution, winding up, liquidation or reorganization of the Company.

        2.8 Further Instruments. The Holder of this Note covenants and agrees to execute such further instruments and waivers as may be necessary in the opinion of a lender or creditor, or reasonably requested by the Company, to facilitate the issuance or the continued holding of Senior Debt.

    3. EVENTS OF DEFAULT.

        It shall be an Event of Default with respect to this Note upon the occurrence and continuation uncured of any of the following events:

        3.1  This Note.

        (a) a default in the payment of any principal on this Note, when and as the same shall become due and payable, either by the terms hereof or upon prepayment or otherwise, and such default shall continue uncured for ten (10) days after the day fixed for the making of such principal payment; or

        (b) a default in the payment of any interest payments on this Note, and such default shall continue uncured for thirty (30) days after the date fixed for the making of such interest payment; or

        (c) a material default in the performance, or material breach, of any covenant of the Company in this Note (other than a covenant or a default which is elsewhere herein specifically dealt with as an Event of Default), and continuance of such default or breach uncured for a period of ninety (90) days after the notice has been given to the Company of such default.

        3.2 Bankruptcy. The entry of a decree or order by a court having jurisdiction adjudging the Company as bankrupt or insolvent, or approving a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company, under federal bankruptcy law, as now or hereafter constituted, or any applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any substantial part of its assets, and the continuance of any such decree or order unstayed and in effect

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for a period of ninety (90) days; or the commencement by the Company of a voluntary case under federal bankruptcy law, as now or hereafter constituted, or any other applicable Federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under federal bankruptcy law or any other applicable Federal or state bankruptcy, insolvency, or other similar law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due.

        3.3 Limitation on Claims in Bankruptcy or on Acceleration Upon an Event of Default. Should an acceleration of the maturity of this Note be declared as a result of the occurrence and continuation of an Event of Default, absent bankruptcy, the claim of the Holder would be for the unpaid principal amount and accrued interest of the Note. The amount that the Holder would be able to recover from the Company under a bankruptcy or an Event of Default, may, however, be limited by applicable law to the issued price of this Note plus that portion of any original issue discount which has been amortized.

    4. REMEDIES UPON DEFAULT.

        4.1 Acceleration. Upon each occurrence of an Event of Default and at any time during the continuation thereof (unless the principal of the Note shall already have become and be due and payable), the Holder, by notice in writing given to the Company, may declare the principal of and accrued interest on this Note then outstanding to be due and payable immediately, provided that the holders of at least a majority of the then aggregate principal amount of the Notes consent to the acceleration, and upon any such declaration the Notes shall become and be due and payable immediately, anything herein to the contrary notwithstanding.

        4.2 Proceedings and Actions. During the continuation of any one or more Events of Default and subject to the limitations contained herein, including without limitation, Section 4.1, the Holder may institute such actions or proceedings in law or equity as it shall deem expedient for the protection of its rights and may prosecute and enforce its claims, against all assets of the Company and shall be entitled to receive therefrom payment on such claims up to an amount not exceeding the principal amount of this Note then outstanding plus accrued interest to the date of payment plus reasonable expenses of collection including, without limitation, attorney's fees and expenses.

    5.  PREPAYMENT.

        5.1 Optional. In addition to the scheduled repayment of the principal amount of the Notes, the Notes may be prepaid at the option of the Company on a pro-rata basis, in whole or in part, from time to time at any time.

        5.2. Mandatory. The Company shall apply 40% of the net proceeds the sale by it of any of its Common Stock other than Common Stock issued upon the exercise of employee, director or consultant stock options, to the pro-rata prepayment of the Notes within sixty (60) days of the receipt of such proceeds.

        5.3 Notice of Prepayment. The Company shall give the Holder not less than thirty days, (30) notice of each optional or mandatory prepayment of the Notes. On and after the prepayment date, interest shall cease to accrue on the Notes or such portion thereof called for prepayment unless the Company defaults in such prepayment.

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    6. NOTE TO BE SENIOR TO NON SENIOR INDEBTEDNESS FOR BORROWED
       MONEY.

        The Company covenants with the Holder of this Note that it shall not incur indebtedness for borrowed money (exclusive of trade debt and indebtedness incurred in the ordinary course of business) unless such indebtedness is expressly subordinate to the repayment of this Note under subordination provisions similar to those contained in Section 2 hereof.

    7. TRANSFER TO COMPLY WITH THE SECURITIES ACT OF 1933.

        The Holder of this Note, each transferee hereof and any Holder and transferee of any shares of Common Stock paid as interest on this Note (the "Shares"), by his acceptance thereof, agrees that (i) no public distribution of Notes or Shares will be made in violation of the Act, and (ii) during such period as the delivery of a prospectus with respect to the Shares may be required by the Act, no public distribution of the Shares will be made in a manner or on terms different from those set forth in, or without delivery of, a prospectus then meeting the requirements of Section 10 of the Act and in compliance with applicable state securities laws. The Holder of this Note and each transferee hereof further agrees that if any distribution of any Shares is proposed to be made by them otherwise than by delivery of a prospectus meeting the requirements of Section 10 of the Act, such action shall be taken only after submission to the Company of an opinion of counsel, reasonably satisfactory in form and substance to the Company's counsel to the effect that the proposed distribution will not be in violation of the Act or of applicable state law. Furthermore, it shall be a condition to the transfer of this Note that any transferee thereof deliver to the Company his written agreement to accept and be bound by all of the terms and conditions contained in this Note.

        Neither this Note nor the Shares may be sold or otherwise disposed or except as follows:

        (1) To a person who, in the opinion of counsel for the Holder reasonably acceptable to the Company, is a person to whom this Note or Shares may legally be transferred without registration and without the delivery of a current prospectus under the Act with respect thereto and then only against receipt of an agreement of such person to comply with the provisions of this Section with respect to any resale or other disposition of such securities which agreement shall be satisfactory in form and substance to the Company and it counsel; provided that the foregoing shall not apply to any such Note, Shares or other security as to which such Holder shall have received an opinion letter from counsel to the Company as to the exemption thereof from the registration under the Act pursuant to Rule 144(k) under the Act: or

        (2) To any person upon delivery of a prospectus then meeting the requirements of the Act relating to such securities and the offering thereof for such sale or disposition.

        Each certificate for Shares issued as a payment of interest on this Note shall bear a legend relating to the non-registered status of such Shares under the Act, unless at the time of conversion of this Note such Shares are subject to a currently effective registration statement under the Act and the Holder is not otherwise an "affiliate," or could potentially be deemed an "affiliate," of the Company as such term is defined in the Act.


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     8. REGISTRATION OF SHARES

        The Company will, within six months of the closing of the date of this Note, use its best efforts to (i) prepare and file under the Act a registration statement relating to such Shares (the term "registration statement" as used herein being deemed to include any form which may be used to register a distribution of securities to the public for cash); (ii) prepare and file with the appropriate state blue sky authorities the necessary documents to register or qualify such Shares, provided that the Company shall only be required to register or qualify such Shares in the states where the Units have been registered or qualified; and (iii) use its best efforts to cause such registration statement to become effective and to keep such registration statement and state blue sky filings current and effective for three (3) years; provided, however, the Company will have no such obligation to keep effective a registration statement with regard to such Shares after the Notes have been fully paid if it agrees to purchase such Shares at the then current market price of such Shares.

        All expenses in connection with preparing and filing any registration statement (and any registration or qualification under the blue sky laws of the states in which the offering will be made under such registration statement) shall be borne in full by the Company, except that the underwriting commissions and expenses attributable to such Shares so registered and the fees and disbursements of counsel, if any, to the holders of such Shares shall be borne by such holders. The Company may include other securities in any such registration statement.

        As a precondition to such registration and qualification of Shares then outstanding each holder of Shares then outstanding will provide the Company with sufficient information for permit and regulation and qualifications and will indemnify the Company, and each person who controls the Company within the meaning of Section 15 of the Act, from and against any and all losses, claims, damages, expenses and liabilities caused by any untrue statement of a material fact contained in any registration statement or contained in a prospectus furnished under the Act or statement contained in a prospectus furnished under the Act or caused by any omission to state of a material fact therein necessary to make the statements therein not misleading, insofar as such losses, claims, damages, expenses and liabilities are caused by such untrue statement or omission based upon information furnished in writing to the Company by any such holder expressly for use in any registration statement or prospectus. In addition, each holder will execute and deliver all such documents and undertakings as the Company may deem necessary or desirable for purposes of compliance with applicable federal and state securities laws. The Company's obligations as set forth above with respect to each holder are contingent on such holder's satisfaction of his or its obligations set forth above.

    9. MISCELLANEOUS.

        9.1 No Recourse. No recourse whatsoever, either directly or through the Company or any trustee, receiver or assignee, shall be had in any event or in any manner against any past, present or future stockholder, director or officer of the Company for the payment of the redemption price, principal of or interest on this Note or for any claim based thereon or otherwise in respect this Note; this Note being a corporate obligation only.

        9.2 Notices. All communications provided hereunder shall be in writing and, if to the Company, delivered or mailed by registered or certified mail addressed to American Business Computer Corporation, 451 Kennedy Road, Akron Ohio 44305 Attention: Treasurer, or, if to the Holder at the address shown for the Holder in the registration books maintained by the Company.

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        9.3  Lost,  Stolen or Mutilated Notes. In case this Note shall be mutilated, lost, stolen or destroyed, the Company may, in its discretion, issue and deliver in exchange an substitution for and upon cancellation, of the mutilated Notes, or in lieu of and substitution for the Note, lost, stolen, or destroyed, a new Note of like tenor and representing an equivalent right or interest, but only upon receipt of evidence satisfactory to the Company of such loss, theft or destruction and an indemnity, if requested, also satisfactory to it.

        9.4. Stamp Tax. The Company will pay any documentary stamp taxes attributable to the initial issuance of the Shares; provided, however, that the Company shall not be required to pay any tax or taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificates for the Shares in a name other than that of the Holder in respect of which such Shares is issued, and in such case the Company shall not be required to issue or deliver any certificate for the Common Stock until the person requesting the same has paid to the Company the amount of such tax or has established to the Company's satisfaction that such tax has been paid.

        9.5. Shares Validity Issued. The Company agrees that all Shares shall be, at the time of delivery of certificates for such Shares, validly issued and outstanding, fully paid and non-assessable and that the issuance of such Shares will not give rise to preemptive rights in favor of existing stockholders.

        9.6 Registration of Transfer. The Company shall maintain books for the transfer and registration of Notes. The Company may treat the person in whose name this Note is registered as the owner and Holder of the Note for the purpose of receiving principal of and interest on this Note and for all other purposes whatsoever and the Company shall not be affected by any notice to the contrary. Upon the transfer of any Note in accordance with the provisions of
Section 7 hereof, the Company shall issue and register the Note in the names of the new holders. The Notes shall be signed manually by the Chairman, Chief Executive Officer, President or any Vice President and the Secretary or Assistant Secretary of the Company.

        9.7 Governing Law. This Note shall be construed in accordance with and governed by the laws of the State of Ohio, without giving effect to conflict of laws principles.

        IN WITNESS WHEREOF, American Business Computers Corporation has caused this Note to be signed in its corporate name by its Chairman of the Board and to be dated the day and year first above written.

                                  AMERICAN BUSINESS COMPUTERS CORPORATION


                                  By: ___________________________________

                                  Name: _________________________________

                                  Title: ________________________________



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